Exhibit 99.1

Charles & Colvard Reports Third Quarter Sales Increase of

35 Percent and Nine Month Sales Increase of 39 Percent over the Prior Year Periods

Forever Brilliant® Moissanite Jewels Contribute to Growth across Distribution Channels

Conference Call to be held Today at 4:30 PM EDT

MORRISVILLE, NC—October 30, 2013—Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer of created moissanite gemstones, The Most Brilliant Jewel in the World®, reports net sales for the three and nine months ended September 30, 2013 increased 35% and 39%, respectively, over the prior-year periods.

Highlights for the Third Quarter 2013:

•	Third quarter 2013 net sales improved 35% to $6.9 million vs. $5.1 million in third quarter 2012, with increases driven by sales of loose jewels including the Company’s new, whiter Forever Brilliant® moissanite jewels, as well as from finished jewelry.
•	Loose jewel sales increased 28% for the quarter to $4.8 million, while finished jewelry sales increased 56% to $2.0 million for the quarter.
•	Both distribution channels increased sales for the quarter; the wholesale business increased 35% to $6.4 million, while the direct-to-consumer businesses, Moissanite.com and Lulu Avenue, increased 33% for the quarter to $503,000.
•	International sales increased to $3.0 million for the third quarter and comprised 44% of net sales, compared with $1.0 million and 20% of net sales for the third quarter of 2012. Loose jewel sales in China accounted for much of this increase.
•	U.S. sales decreased 5% for the third quarter, primarily because of timing differences in restocking orders with the Company’s existing wholesale distributors.
•	The Company continued investments in expanding its operations to support larger sales volumes, which affected earnings for the quarter.
•	Operating expenses were $4.2 million in the third quarter compared with $2.9 million in the year-ago third quarter, with increased expenditures on sales and marketing initiatives and personnel to support the Company’s growth. Sales and marketing expenses were used for advertising and marketing campaigns to expand the Company’s direct-to-consumer businesses, increase the awareness of moissanite in China, and increase brand recognition and awareness of the Company’s Forever Brilliant® gemstones.
•	Third quarter 2013 net loss of $1.2 million or net loss of $0.06 per share compared to net income of $124,000 or $0.01 per fully diluted share in third quarter 2012. Income tax expense for the current quarter was $89,000 compared to $3,000 in the year-ago quarter.
•	The Company secured a $10 million line of credit with PNC Bank, which provides the Company the ability to pursue strategic initiatives and support the growing demand for its Forever Brilliant® moissanite gem as well as fund general corporate working capital requirements.

Highlights for the Nine Months 2013:

•	Net sales for the nine months ended September 30, 2013 increased 39% to $19.9 million from $14.3 million in the year-ago nine-month period.
•	Loose jewel sales increased 28% to $13.2 million for the nine-month period, with finished jewelry sales increasing 66% to $6.6 million.
•	The Company’s wholesale business increased 36% for the nine-month period to $18.3 million, while its direct-to-consumer businesses increased 86% to $1.6 million.
•	International sales for the nine months ended September 30, 2013 increased 95% to $5.5 million from $2.8 million in the year-ago nine-month period.
•	U.S. sales increased 25% for the nine months ended September 30, 2013 to $14.3 million from $11.5 million in the year-ago nine-month period.
•	Operating expenses were $11.3 million for the nine-month period compared with $8.6 million in the year-ago nine-month period.
•	Net loss of $1.4 million or net loss of $0.07 per share for the nine-month period compared with net income of $296,000 or $0.01 per fully diluted share for the year-ago nine-month period. For the 2013 nine-month period, the Company’s income tax benefit was $49,000 compared with $307,000 for the year-ago period.

“Consumer demand for our Forever Brilliant® brand continues to build, and has resulted in strong quarterly and year-to-date growth in sales. As consumers become aware of the quality and fine attributes of our Forever Brilliant® gemstones, sales across both our wholesale and direct-to-consumer distribution channels are benefitting,” said Randy N. McCullough, Chief Executive Officer of Charles & Colvard, Ltd.

“We continue to focus on our core business of manufacturing and distributing loose moissanite gemstones and finished jewelry through wholesale channels, and believe there is long-term opportunity for us to grow this business and increase moissanite as a percentage of the worldwide jewelry market. The recent addition of Kohls.com to our list of retailers is another example of how we continue to expand our relationships with select retailers. We believe there are opportunities to expand the sale of loose moissanite gemstones and finished jewelry across multiple distribution channels.”

“We believe our investments in technology and increased capacity to meet the growing demand for Forever Brilliant® improves our ability to scale the business and meet this demand. While in the short term, these investments have impacted gross margins and operating costs, we view them as a critical aspect of our long-term strategy.”

“Consumer awareness continues to build, as our customers understand the attributes of moissanite, the advances we have made in developing our Forever Brilliant® gemstones, and importantly, the beauty and value they receive from purchasing our gemstones. We believe we are well-positioned for long-term continued growth,” Mr. McCullough concluded.

Financial Position

Cash and liquid investments totaled $6.7 million at September 30, 2013, down $5.7 million from approximately $12.4 million at December 31, 2012, and the Company had no debt outstanding as of September 30, 2013. Total inventory, including long-term and consigned inventory, was $40.4 million as of September 30, 2013, which was up $7.6 million from approximately $32.8 million at the end of 2012.

Investor Conference Call:

The Company will host a conference call today, October 30, 2013 at 4:30 PM EDT. Shareholders and other interested parties may participate in today’s investor conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 4:30 PM EDT. The call will also be broadcast live on the Internet at www.visualwebcaster.com/event.asp?id=91623.

A replay of the conference call will be available one hour after the call until 9:00 AM EDT on Thursday, November 14, 2013 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10023609. The conference call will also be archived for review on the Internet at www.visualwebcaster.com/event.asp?id=91623 and on the Company’s website at www.charlesandcolvard.com until Thursday, November 14, 2013.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., is the global sole source of moissanite, a unique, near-colorless created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; our ability to fulfill orders on a timely basis; the financial condition of our major customers; dependence on Cree, Inc. as the sole current supplier of the raw material; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contacts:

Public Relations:

Dian Griesel Int’l.

Susan Forman, Laura Radocaj

(212) 825-3210

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

(Financial Highlights Follow)

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$6,858,252	$5,076,364	$19,875,826	$14,312,976
Costs and expenses:
Cost of goods sold	3,805,227	2,092,734	10,076,520	5,763,179
Sales and marketing	2,449,679	1,678,779	7,228,883	4,764,595
General and administrative	1,723,676	1,192,278	3,917,461	3,834,744
Research and development	6,755	1,490	21,779	18,279
Loss on abandonment of assets	-	-	95,052	-
Total costs and expenses	7,985,337	4,965,281	21,339,695	14,380,797
(Loss) income from operations	(1,127,085)	111,083	(1,463,869)	(67,821)
Other income (expense):
Interest income	5,135	16,002	19,609	57,690
Interest expense	(202)	(335)	(1,176)	(939)
Total other income, net	4,933	15,667	18,433	56,751
(Loss) income before income taxes	(1,122,152)	126,750	(1,445,436)	(11,070)
Income tax net (expense) benefit	(88,550)	(3,125)	49,422	307,421
Net (loss) income	$(1,210,702)	$123,625	$(1,396,014)	$296,351

Net (loss) income per common share:
Basic	$(0.06)	$0.01	$(0.07)	$0.02
Fully diluted	$(0.06)	$0.01	$(0.07)	$0.01

Weighted average number of shares used in computing net (loss) income per common share:
Basic	20,001,543	19,638,610	19,825,532	19,558,152
Fully diluted	20,001,543	20,017,147	19,825,532	19,942,891

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,199,803	$11,860,842
Accounts receivable, net	9,038,174	8,138,358
Interest receivable	4,601	694
Held-to-maturity investments	500,999	505,068
Inventory, net	11,469,778	8,442,430
Prepaid expenses and other assets	1,018,921	737,406
Deferred income taxes	1,211,772	1,211,772
Total current assets	29,444,048	30,896,570
Long-term assets:
Inventory, net	28,946,967	24,353,580
Property and equipment, net	1,835,446	1,746,792
Intangible assets, net	361,538	346,732
Deferred income taxes	2,586,910	2,520,818
Other assets	13,266	12,199
Total long-term assets	33,744,127	28,980,121
TOTAL ASSETS	$63,188,175	$59,876,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,078,859	$2,112,585
Accrued cooperative advertising	493,000	200,000
Accrued expenses and other liabilities	579,887	574,522
Total current liabilities	6,151,746	2,887,107
Long-term liabilities:
Accrued income taxes	392,501	383,730
Total liabilities	6,544,247	3,270,837
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,644,382	53,318,044
Additional paid-in capital – stock-based compensation	9,566,770	8,459,020
Accumulated deficit	(6,567,224)	(5,171,210)
Total shareholders’ equity	56,643,928	56,605,854
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,188,175	$59,876,691

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,396,014)	$296,351
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	584,734	423,419
Amortization of bond premium	4,069	3,988
Stock-based compensation	1,192,823	801,119
Provision for uncollectible accounts	17,195	373,396
Provision for sales returns	(101,000)	237,000
Provision for inventory reserves	197,000	5,000
Benefit for deferred income taxes	(66,092)	-
Loss on abandonment of assets	95,052	-
Changes in assets and liabilities:
Accounts receivable	(816,011)	(502,437)
Interest receivable	(3,907)	3,352
Inventory	(7,817,735)	1,314,577
Prepaid expenses and other assets, net	(282,582)	(282,285)
Accounts payable	2,966,274	(127,850)
Accrued cooperative advertising	293,000	225,000
Accrued income taxes	8,771	(355,768)
Other accrued liabilities	5,365	(309,646)
Net cash (used in) provided by operating activities	(5,119,058)	2,105,216

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(673,588)	(738,341)
Proceeds from call of long-term investments	-	2,500,000
Patent, license rights, and trademark costs	(109,658)	(41,344)
Net cash (used in) provided by investing activities	(783,246)	1,720,315

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	241,265	156,093
Net cash provided by financing activities	241,265	156,093

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,661,039)	3,981,624
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,860,842	6,701,701
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,199,803	$10,683,325

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,176	$939
Cash paid during the period for income taxes	$7,899	$12,221